QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiary Name	State or Other Jurisdiction of Incorporation or Organization
HYD Resources Corporation	Texas
SCS Corporation Ltd	Cayman Islands

QuickLinks

  EXHIBIT 21.1
Subsidiaries of the Registrant